Exhibit 10.3

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

BETWEEN TIM HORTONS INC.

AND

DAVID F. CLANACHAN

THIS AMENDMENT TO EMPLOYMENT AGREEMENT, dated as of December 8, 2014, 2014 (this “Amendment”), is entered into by and between Tim Hortons Inc., a corporation governed by the Canada Business Corporations Act (the “Employer”), and David F. Clanachan (the “Executive”).

WHEREAS, the Employer and the Executive previously entered into an employment agreement effective as of September 28, 2009 that was subsequently amended effective February 24, 2010 (the “Employment Agreement”);

WHEREAS, on August 26, 2014, Burger King Worldwide, Inc., a corporation incorporated under the laws of Delaware (“Parent”), 1011773 B.C. Unlimited Liability Company, an unlimited liability company organized under the laws of British Columbia (“Holdings”), New Red Canada Partnership, a general partnership organized under the laws of Ontario and wholly owned Subsidiary of Holdings (“Partnership”), Blue Merger Sub, Inc., a corporation incorporated under the laws of Delaware and a wholly owned Subsidiary of Partnership (“Merger Sub”), 8997900 Canada Inc., a corporation organized under the laws of Canada and a wholly owned Subsidiary of Partnership (“Amalgamation Sub”), and the Employer entered into an Arrangement Agreement and Plan of Merger (the “Arrangement Agreement”) for the purpose of effecting a business combination transaction (the “Combination”) upon the terms and subject to the conditions set forth therein;

WHEREAS, in furtherance of the Combination, the parties to the Arrangement Agreement intend that (i) the Employer proceed with an arrangement under section 192 of the Canada Business Corporations Act involving the acquisition by Amalgamation Sub of all of the issued and outstanding shares of the Employer followed by an amalgamation of the Employer and Amalgamation Sub, and (ii) Merger Sub be merged with and into Parent, with Parent being the surviving corporation and a Subsidiary of Holdings;

WHEREAS, it is expected that upon its consummation, the Combination will constitute a change in the ownership or effective control of the Employer for purposes of Section 280G of U.S. Internal Revenue Code of 1986 (the “Code”); and

WHEREAS, the Employer desires to amend the Employment Agreement to provide the Executive with a tax gross-up for any excise tax imposed on the Executive under Section 4999 of the Code in connection with the Combination.

NOW, THEREFORE, in consideration of the foregoing, the past, current and future services to be performed by the Executive, and the Executive’s continued employment with the Employer pursuant to the terms and conditions of the Employment Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	A new Section 20 is hereby added at the end of the Employment Agreement as follows:

20.	Certain Additional Payments by the EMPLOYER.

20.1	GROSS-UP PAYMENT. If it shall be determined (by the DETERMINATION FIRM (as defined below) or the U.S. Internal Revenue Service) that any PAYMENT (as defined below) would be subject to the EXCISE TAX (as defined below), then the EXECUTIVE shall receive an additional payment (the “GROSS-UP PAYMENT”) in an amount such that, after payment by the EXECUTIVE of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and EXCISE TAX imposed upon the GROSS-UP PAYMENT, the EXECUTIVE retains an amount of the GROSS-UP PAYMENT equal to the EXCISE TAX imposed upon the PAYMENTS (as defined below). The EMPLOYER’S obligation to make GROSS-UP PAYMENTS under this Section 20 shall not be conditioned upon the EXECUTIVE’S termination of employment.

20.2

Determinations. Subject to the provisions of Section 20.3, all determinations required to be made under this Section 20, including whether and when a GROSS-UP PAYMENT is required, the amount of such GROSS-UP PAYMENT, and the assumptions to be utilized in arriving at such determination, shall be made by Golden Parachute Tax Solutions LLC or a nationally recognized certified public accounting firm as may be mutually agreed in writing by the EMPLOYER and the EXECUTIVE (the “DETERMINATION FIRM”). The DETERMINATION FIRM shall provide detailed supporting calculations both to the EMPLOYER and the EXECUTIVE within 15 business days of the receipt of notice from the EXECUTIVE that there has been a PAYMENT or such earlier time as is requested by the EMPLOYER. In the event that the DETERMINATION FIRM is serving as consultant, accountant or auditor for the individual, entity, or group effecting the change of control, the EXECUTIVE may appoint a nationally recognized accounting firm other than the DETERMINATION FIRM to make the determinations required hereunder (which accounting firm shall then be referred to as the DETERMINATION FIRM hereunder). All fees and expenses of the DETERMINATION FIRM shall be borne solely by the EMPLOYER. Any determination by the DETERMINATION FIRM shall be binding upon the EMPLOYER and the EXECUTIVE. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the DETERMINATION FIRM hereunder, it is possible that GROSS-UP PAYMENTS that will not have been made by the EMPLOYER should have been made (the “UNDERPAYMENT”), consistent with the calculations required to be made hereunder. In the event the EMPLOYER exhausts its remedies pursuant to Section 20.3 and the EXECUTIVE thereafter is required to make a payment of any EXCISE TAX, the DETERMINATION FIRM shall determine the amount of the UNDERPAYMENT that has occurred and any such UNDERPAYMENT shall be promptly paid by the EMPLOYER to or for the benefit of the EXECUTIVE.

20.3	Claims by the IRS. The EXECUTIVE shall notify the EMPLOYER in writing of any claim by the U.S. Internal Revenue Service that, if successful, would require the payment by the EMPLOYER of the GROSS-UP PAYMENT under the terms of this Agreement. Such notification shall be given as soon as practicable, but no later than 10 business days after the EXECUTIVE is informed in writing of such claim. The EXECUTIVE shall apprise the EMPLOYER of the nature of such claim and the date on which such claim is requested to be paid. The EXECUTIVE shall not pay such claim prior to the expiration of the 30-day period following the date on which the EXECUTIVE gives such notice to the EMPLOYER (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the EMPLOYER notifies the EXECUTIVE in writing prior to the expiration of such period that the EMPLOYER desires to contest such claim, the EXECUTIVE shall:

(a) give the EMPLOYER any information reasonably requested by the EMPLOYER relating to such claim;

(b) take such action in connection with contesting such claim as the EMPLOYER shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the EMPLOYER;

(c) cooperate with the EMPLOYER in good faith in order to effectively to contest such claim; and

(d) permit the EMPLOYER to participate in any proceedings relating to such claim.

Without limitation on the foregoing provisions of this Section 20.3, the EMPLOYER shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the EXECUTIVE and direct the EXECUTIVE to sue for a refund or to contest the claim in any permissible manner, and the EXECUTIVE agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction, and in one or more appellate courts, as the EMPLOYER shall determine; provided, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the EXECUTIVE with respect to which such contested amount is claimed to be due is limited solely to such contested amount.

Furthermore, the EMPLOYER’S control of the contest shall be limited to issues with respect to which the GROSS-UP PAYMENT would be payable hereunder, and the EXECUTIVE shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. The EMPLOYER shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with any contest under this Section 20, and shall indemnify and hold the EXECUTIVE harmless, on an after-tax basis, for any EXCISE TAX or income, employment or other tax (including interest and penalties) imposed (x) as a result of such contest and the payment of costs and expenses or (y) with respect to the EMPLOYER’S payment of any claim.

20.4	Refunds. If, after the receipt by the EXECUTIVE of a GROSS-UP PAYMENT or payment by the EMPLOYER of an amount on the EXECUTIVE’S behalf pursuant to Section 20.3, the EXECUTIVE becomes entitled to receive any refund with respect to the EXCISE TAX to which such GROSS-UP PAYMENT relates or with respect to such claim, the EXECUTIVE shall (subject to the EMPLOYER’S complying with the requirements of Section 20.3, if applicable) promptly pay to the EMPLOYER the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the EMPLOYER of an amount on the EXECUTIVE’S behalf pursuant to Section 20.3, a determination is made that the EXECUTIVE shall not be entitled to any refund with respect to such claim and the EMPLOYER does not notify the EXECUTIVE in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of GROSS-UP PAYMENT required to be paid.

20.5	Payment of the GROSS-UP PAYMENT. Any GROSS-UP PAYMENT, as determined pursuant to this Section 20, shall be paid by the EMPLOYER to the EXECUTIVE within five days of the receipt of the DETERMINATION FIRM’S determination; provided that the GROSS-UP PAYMENT shall in all events be paid no later than the end of the EXECUTIVE’S taxable year next following the EXECUTIVE’S taxable year in which the EXCISE TAX (and any income, employment or other related taxes or interest or penalties thereon) on a PAYMENT are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 20.3 that does not result in the remittance of any federal, state, local, and foreign income, excise, employment, social security, and other taxes, the calendar year in which the claim is finally settled or otherwise resolved.

20.6	Certain Definitions. The following terms shall have the following meanings for purposes of this Agreement:

(a) “ARRANGEMENT AGREEMENT” shall mean the Arrangement Agreement and Plan of Merger dated August 26, 2014 by and among Burger King Worldwide, Inc., a corporation incorporated under the laws of Delaware, 1011773 B.C. Unlimited Liability Company, an unlimited liability company organized under the laws of British Columbia, New Red Canada Partnership, a general partnership organized under the laws of Ontario, Blue Merger Sub, Inc., a corporation incorporated under the laws of Delaware, 8997900 Canada Inc., a corporation organized under the laws of Canada and the EMPLOYER.

(b) “EXCISE TAX” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(c) A “PAYMENT” shall mean any payment or distribution “in the nature of compensation” (within the meaning of Section 280G(b)(2) of the Code and the Treasury Regulations thereunder) to or for the benefit of the EXECUTIVE, whether paid or payable pursuant to this Agreement or otherwise, which is “contingent” (within the meaning of Section 280G(b)(2)(A)(i) of the Code and the Treasury Regulations thereunder) on the combination of the EMPLOYER with a subsidiary of Burger King Worldwide, Inc. as set forth in the ARRANGEMENT AGREEMENT (as defined above).

2.	Miscellaneous.

(a)	Full Force and Effect. Except as expressly amended by this Amendment, all terms and conditions of the Employment Agreement shall remain in full force and effect.

(b)	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Province of Ontario, without reference to principles of conflict of laws.

(c)	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, effective as of the date first written above.

TIM HORTONS INC.

By:	/s/ Marc Caira
Name:
Title:

EXECUTIVE

/s/ David F. Clanachan
David F. Clanachan

[Signature Page to Amendment to Change in Control Agreement]